FOR IMMEDIATE RELEASE                                      CONTACT: Darren Craig
                                                           (713) 335-0223

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                            REPORTS NET INCOME UP 11%


         HOUSTON (July 18, 2001) -- Southwest Bancorporation of Texas, Inc. (Nasdaq: SWBT), the largest independent bank-holding company in Houston, reported continued growth in earnings in the second quarter of 2001. For the three months ended June 30, 2001, net income increased 11 percent to $12.5 million, compared to $11.3 million in the second quarter of 2000. Basic earnings per common share were 38 cents for the 2001 quarter, an increase of 9 percent from the 35 cents reported the prior year, and diluted earnings per share were 37 cents, a 9 percent gain from 34 cents reported for the second quarter of 2000.

         For the six months ended June 30, 2001, the company reported net income of $25.1 million, an increase of 17 percent from net income of $21.5 million for the same period in 2000. Earnings per common share for the first half of 2001 were 76 cents basic and 73 cents diluted, compared to 67 cents basic and 65 cents diluted for the same period in 2000, an increase of 13 percent and 12 percent, respectively.

         Return on average assets was 1.30 percent for the second quarter of 2001, and return on average common shareholders' equity was 15.56 percent. This compares to return on average assets of 1.32 percent and return on average common shareholders' equity of 18.57 percent for the corresponding quarter of 2000. For the first six months of 2001, return on average assets was 1.31 percent and return on average common shareholders' equity was 16.02 percent, compared to 1.28 percent and 18.07 percent, respectively, for the same period of 2000. The company's efficiency ratio was 61.52 percent for the three months ended June 30, 2001, compared with 59.79 percent for the same period last year.

         "Considering the dramatic drop in interest rates and subsequent margin pressure, I feel that the bank performed well during the quarter. Our net interest margin dropped 22 basis points compared to the same quarter last year, while our diluted net income per share increased 9 percent. We think that is an accomplishment," said Paul B. Murphy, Jr., chief executive officer and president. "Our bankers continue to penetrate the market and bring new customers to Southwest, not only for traditional banking services but also for our fee-based products and services. Despite the short-term set-back dealt by tropical storm Allison, Houston continues to stand out as having a strong, growing economy."

         On December 29, 2000, Southwest and Citizens Bankers, Inc. completed their previously announced merger. Citizens was a three-bank holding company in east Harris County and was the largest Harris County bank holding company that did not operate in Houston. The operational merger was completed during the second quarter of 2001, with the last conversion completed on May 13. The two organizations are already implementing cross-selling initiatives and expect to further benefit from cost savings in the third quarter. The following historical financial data has been restated to include the accounts and operations of Citizens for all periods presented prior to the acquisition date.

                               NET INTEREST INCOME

         Net interest income for the three months ended June 30, 2001, was $38.5 million, an increase of $1.6 million, or 4 percent, from the same period last year. This gain is attributable to a 9 percent growth in average earning assets, offset by a 22 basis point decrease in the net interest margin compared to the second quarter of 2000. For the three months ended June 30, 2001, the net interest margin was 4.45 percent, compared to 4.67 percent for the three months ended June 30, 2000. This decrease in the net interest margin is a direct result of the Federal Reserve lowering the Federal Funds rate 275 basis points since the beginning of 2001.

         Murphy explained, "Our results are negatively impacted in the short-term by rapid declines in interest rates because the yield on a significant portion of our loan portfolio drops immediately when interest rates decline, but the rates on deposits respond more slowly. For example, the bank currently has approximately $900 million in time deposits with an average maturity of 8 months and an average rate of 4.96%. Assuming no significant changes in interest rates, these time deposits should reprice at maturity with rates of less than 4.00%. Therefore, our net interest margin should gradually improve over the next year. In addition, we have a relatively high proportion of non-interest bearing deposits compared to many other banks. While this benefits our net interest margin as a whole, it makes us more sensitive to interest rate declines because the rate on those deposits cannot decline to help offset the impact of lower rates earned on loans."

         "Based on today's earning asset levels, our net interest margin, and the likelihood of future rate cuts, we currently expect 2001 earnings per diluted common share to fall within a range from $1.52 to $1.57. This forecast assumes that we will see a further interest rate reduction of 25 to 50 basis points this year."

                                  ASSET QUALITY

         Nonperforming assets were $8.5 million or 0.33 percent of loans and other real estate at June 30, 2001, unchanged from March 31, 2001. The allowance for loan losses to total loans held for investment was 1.20 percent and the allowance for loan losses to nonperforming loans was 429.76 percent at June 30, 2001.

         "Our asset quality continues to compare favorably to industry standards," said Murphy. "Annualized net charge-offs for the quarter of 4 basis points reflect an improvement from the first quarter, and our nonperforming assets ratio of 0.33 percent of loans and other real estate makes us an industry leader. Our credit culture continues to be conservative and consistent."


                               NONINTEREST INCOME

         Noninterest income for the quarter increased 35 percent from the same period last year. This increase originates primarily from the following sectors: service charges on deposit accounts - up $1.1 million or 23 percent; net gain on sales of loans - up $790,000 or 276 percent; income from bank owned life insurance - up $777,000 or 198 percent; and factoring fee income - up $248,000 or 26 percent.

                              NONINTEREST EXPENSES

         Noninterest expenses increased $4.0 million from the same period last year to $32.3 million for the quarter, an increase of 14 percent. The majority of the increase is attributable to costs that support the company's growth, such as: additional salaries and employee benefits - up $3.2 million or 19 percent; rent expense - up $523,000 or 51 percent; and depreciation expense - up $562,000 or 28 percent. Included in the second quarter of 2001 are approximately $600,000 in expenses associated with the Bank's new operations facility, which opened in December 2000.

                        TOTAL LOANS, ASSETS AND DEPOSITS

         Total loans were $2.63 billion at June 30, 2001, an increase of $307 million or 13 percent from June 30, 2000, and an increase of $49.5 million or 2 percent from March 31, 2001. While net loan growth was less than previous quarters, the bank continues to be successful in winning new business. For example, during the first six months of this year, the bank booked loans and loan commitments of approximately $900 million compared to approximately $725 million for the same period in 2000. Net loan growth, however, presented a different picture, with net loan growth this year totaling $116 million for the first six months compared to $285 million in net growth in 2000. Management believes that this lower net growth is due to customers moving to permanent financing to lock in current rates and lower overall utilization of customers' revolving lines of credit. Management further believes that the solid growth in booked loans and loan commitments will produce good net loan growth in the future.

         Total assets were $3.94 billion on June 30, 2001, an increase of $277 million or 8 percent from $3.66 billion on June 30, 2000. Deposits increased to $3.25 billion on June 30, 2001, up from $2.86 billion on June 30, 2000, an increase of $388 million or 14 percent.

         Southwest Bancorporation of Texas is the largest independent bank-holding company headquartered in Houston, Texas. The company focuses on commercial, treasury management, private, retail and mortgage banking services to small and middle-market businesses and individuals. The bank has 32 full-service branches located throughout the Houston metropolitan area.

         From time to time, interested parties ask questions concerning our credit approval philosophy and process. In response, we are incorporating a slide in our investor presentation package addressing this issue. In order to comply with full disclosure, we have attached this slide as Exhibit A to this press release.

         This press release includes forward-looking statements that are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Southwest Bancorporation's Securities and Exchange Commission filings.

                                      # # #

Media Contact                                     Investor Contact
Darren Craig                                      John McWhorter, SVP/Controller
Weber Shandwick                                   Southwest Bank of Texas
(713) 335-0223                                    (713) 235-8808
dcraig@webershandwick.com                         johnm@swbanktx.com

SOUTHWEST BANCORPORATION OF TEXAS, INC.
CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                                2Q-01           2Q-00      % change     YTD 01           YTD 00
                                                             -----------    -----------    --------   -----------     -----------
                                                                             ($ in 000's except per share data)
BALANCE SHEET AVERAGES
  Loans held for investment                                  $ 2,504,884    $ 2,131,775      17.5%     $ 2,488,022    $ 2,060,893
  Loans held for sale                                             72,985         90,939     -19.7%          75,269         86,494
  Investment securities                                          823,346        913,097      -9.8%         831,804        912,057
  Securities purchased under resale agreements                    24,523           --       100.0%          34,214           --
  Fed funds sold and other earning assets                         43,043         40,516       6.2%          39,259         40,678
                                                             -----------    -----------     ------     -----------    -----------
    TOTAL INTEREST-EARNING ASSETS                              3,468,781      3,176,327       9.2%       3,468,568      3,100,122
                                                             -----------    -----------      -----     -----------    -----------
  Allowance for loan losses                                      (30,134)       (24,545)     22.8%         (29,462)       (23,821)
  Cash and due from banks                                        182,470        155,867      17.1%         184,329        163,351
  Other assets                                                   248,174        135,687      82.9%         239,760        131,607
                                                             -----------    -----------     ------     -----------    -----------
    TOTAL ASSETS                                             $ 3,869,291    $ 3,443,336      12.4%     $ 3,863,195    $ 3,371,259
                                                             ===========    ===========      =====     ===========    ===========

  Noninterest-bearing deposits                               $   794,470    $   749,088       6.1%     $   797,332    $   742,360
  Interest-bearing demand deposits                                67,820         58,430      16.1%          91,527         56,981
  Savings deposits                                             1,362,619      1,144,154      19.1%       1,308,171      1,122,557
  Time deposits                                                  864,802        767,110      12.7%         880,352        735,729
                                                             -----------    -----------      -----     -----------    -----------
    Total deposits                                             3,089,711      2,718,782      13.6%       3,077,382      2,657,627
  Fed funds purchased and other
      interest-bearing liabilities                               420,976        447,258      -5.9%         435,315        444,573
  Other liabilities                                               33,796         31,090       8.7%          33,977         28,451
  Minority interest in consolidated subsidiary                     1,367          1,123      21.7%           1,126          1,123
  Shareholders' equity                                           323,441        245,083      32.0%         315,395        239,485
                                                             -----------    -----------      -----     -----------    -----------
    TOTAL LIABILITIES AND EQUITY                             $ 3,869,291    $ 3,443,336      12.4%     $ 3,863,195    $ 3,371,259
                                                             ===========    ===========      =====     ===========    ===========

INCOME STATEMENT DATA
  Interest and fees on loans                                 $    51,832    $    50,966       1.7%     $   107,809    $    96,762
  Interest on securities                                          12,841         14,434     -11.0%          26,434         28,773
  Interest on fed funds sold and other
      earning assets                                                 754            619      21.8%           1,880          1,188
                                                             -----------    -----------      -----      ----------    -----------
    TOTAL INTEREST INCOME                                         65,427         66,019      -0.9%         136,123        126,723
                                                             -----------    -----------      -----      ----------    -----------
  Interest on deposits                                            22,752         23,048      -1.3%          49,275         43,405
  Interest on fed funds purchased and
      other borrowings                                             4,156          6,083     -31.7%           9,579         11,823
                                                             -----------    -----------      -----      ----------    -----------
    TOTAL INTEREST EXPENSE                                        26,908         29,131      -7.6%          58,854         55,228
                                                             -----------    -----------      -----      ----------    -----------
    NET INTEREST INCOME                                           38,519         36,888       4.4%          77,269         71,495
  Provision for loan losses                                        1,750          1,896      -7.7%           3,500          3,457
                                                             -----------    -----------      -----     -----------    -----------
    NET INTEREST INCOME AFTER PROVISION                           36,769         34,992       5.1%          73,769         68,038
                                                             -----------    -----------      -----     -----------    -----------
  Service charges on deposit accounts                              6,096          4,969      22.7%          11,780          9,962
  Investment services                                              1,702          1,526      11.5%           3,395          2,914
  Other fee income                                                 2,488          2,202      13.0%           5,352          4,357
  Other operating income                                           3,736          1,723     116.8%           6,942          3,612
  Gains/(losses) on sales of securities                                8             (3)    366.7%              25             (2)
                                                             -----------    -----------      -----     -----------    -----------
    TOTAL NONINTEREST INCOME                                      14,030         10,417      34.7%          27,494         20,843
                                                             -----------    -----------      -----     -----------    -----------
  Salaries and benefits                                           19,496         16,317      19.5%          38,283         32,246
  Occupancy expenses                                               5,083          4,221      20.4%          10,070          8,396
  Other expenses                                                   7,745          7,747       0.0%          15,970         15,685
                                                             -----------    -----------      -----     -----------    -----------
    TOTAL NONINTEREST EXPENSES                                    32,324         28,285      14.3%          64,323         56,327
                                                             -----------    -----------      -----     -----------    -----------
    INCOME BEFORE INCOME TAXES AND MINORITY INTEREST              18,475         17,124       7.9%          36,940         32,554
  Provision for income taxes                                       5,914          5,769       2.5%          11,834         10,956
  Minority interest                                                   17             39     -56.4%              47             82
                                                             -----------    -----------      -----     -----------    -----------
    NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS             $    12,544    $    11,316      10.9%     $    25,059    $    21,516
                                                             ===========    ===========      =====     ===========    ===========
    BASIC EARNINGS PER COMMON SHARE                          $      0.38    $      0.35       9.1%     $      0.76    $      0.67
                                                             ===========    ===========      =====     ===========    ===========
    DILUTED EARNINGS PER COMMON SHARE                        $      0.37    $      0.34       8.6%     $      0.73    $      0.65
                                                             ===========    ===========      =====     ===========    ===========
    PERIOD END # OF SHARES OUTSTANDING                            32,865         32,419       1.4%          32,865         32,419
    WEIGHTED AVG # OF SHARES OUTSTANDING (INCL CSE'S)             34,037         33,332       2.1%          34,100         33,224

                                                                2Q-01           2Q-00    % change    YTD 01        YTD 00
                                                             -----------    -----------  --------   --------     ----------
                                                                                     ($ in 000's)
NONPERFORMING ASSETS
  Nonaccrual loans                                           $     5,895    $     1,606   267.1%
  Accruing loans 90 or more days past due                          1,223          1,633   -25.1%
  ORE and OLRA                                                     1,351          1,071    26.1%
                                                             -----------    -----------
    Total nonperforming assets                               $     8,469    $     4,310    96.5%
                                                             ===========    ===========

CHANGES IN ALLOWANCE FOR LOAN LOSSES
  Allowance for loan losses - beginning of period            $    29,067    $    23,776    22.3%    $ 28,150     $   22,436
  Provision for loan losses                                        1,750          1,896    -7.7%       3,500          3,457
  Charge-offs                                                       (615)          (796)  -22.7%      (1,604)        (1,125)
  Recoveries                                                         388            164   136.6%         544            272
                                                             -----------    -----------             --------     ----------
    Allowance for loan losses - end of period                $    30,590    $    25,040    22.2%    $ 30,590     $   25,040
                                                             ===========    ===========             ========     ==========

RATIOS
  Return on average assets                                          1.30%          1.32%                1.31%          1.28%
  Return on average common equity                                  15.56%         18.57%               16.02%         18.07%
  Leverage ratio                                                    8.44%          7.91%
  Yield on earning assets                                           7.57%          8.36%                7.91%          8.22%
  Cost of funds with demand accounts                                3.07%          3.70%                3.38%          3.58%
  Net interest margin                                               4.45%          4.67%                4.49%          4.64%
  Efficiency ratio                                                 61.52%         59.79%               61.41%         61.00%
  Noninterest expense to average earning assets                     3.74%          3.58%                3.74%          3.65%
  Nonperforming assets to loans and other real estate               0.33%          0.19%
  Net charge-offs(recoveries) to average loans                      0.04%          0.12%                0.09%          0.08%
  Allowance for loan losses to total loans                          1.20%          1.12%
  Allowance for loan losses to nonperforming loans                429.76%        773.08%

COMMON STOCK PERFORMANCE
  Market value of stock - Close                              $    30.210    $    20.750             $ 30.210     $   20.750
  Market value of stock - High                               $    35.050    $    21.688             $ 45.563     $   21.688
  Market value of stock - Low                                $    29.280    $    18.250             $ 25.500     $   14.875
  Book value of stock                                        $     10.09    $      7.85             $  10.09     $     7.85
  Market/book value of stock                                         299%           264%                 299%           264%
  Price/12 month trailing earnings ratio                              22             17                   22             17

OTHER DATA
  EOP Employees - full time equivalent                             1,306          1,233     5.9%


PERIOD END BALANCES                                                          ($ in 000's)
  Loans held for investment                                  $ 2,545,655    $ 2,234,513    13.9%
  Loans held for sale                                             81,669         86,265    -5.3%
  Investment securities                                          803,221        942,488   -14.8%
  Securities purchased under resale agreements                    35,000           --     100.0%
  Fed funds sold and other earning assets                         36,150         91,037   -60.3%
                                                             -----------    -----------
    TOTAL EARNING ASSETS                                       3,501,695      3,354,303     4.4%
                                                             -----------    -----------
  Allowance for loan losses                                      (30,590)       (25,040)   22.2%
  Cash and due from banks                                        222,485        186,186    19.5%
  Other assets                                                   243,831        144,728    68.5%
                                                             -----------    -----------
    TOTAL ASSETS                                             $ 3,937,421    $ 3,660,177     7.6%
                                                             ===========    ===========
  Noninterest-bearing demand deposits                        $   875,128    $   815,956     7.3%
  Interest-bearing demand deposits                                33,246         64,589   -48.5%
  Savings deposits                                             1,432,168      1,105,861    29.5%
  Time deposits                                                  909,454        875,382     3.9%
                                                             -----------    -----------
    Total deposits                                             3,249,996      2,861,788    13.6%
  Fed funds purchased and other interest-bearing liabilities     332,968        519,060   -35.9%
  Other liabilities                                               21,312         23,530    -9.4%
  Minority interest in consolidated subsidiary                     1,410          1,191    18.4%
  Shareholders' equity                                           331,735        254,608    30.3%
                                                             -----------    -----------
    TOTAL LIABILITIES AND EQUITY                             $ 3,937,421    $ 3,660,177     7.6%
                                                             ===========    ===========

                                   EXHIBIT A

                          CONSERVATIVE CREDIT CULTURE



o        Disciplined Credit Culture
         -   Thorough up front analysis
         -   Low individual loan limits
         - Chief Credit Officer has table privilege to convene outside board committee
         -   Active Board Loan Committee
         - Active portfolio monitoring - field audits, borrowing base certificates, monthly financial reporting, etc.

o        Strong deal flow - marketing effort generates many credit opportunities
         -   allows organization to be selective

o        Loan Officer compensation closely tied to credit quality

o        Concentrations
         -   Average note size                            $128,000
         -   Legal lending limit                          $54 million
         -   Number of loans greater than $10 million     23 based on balances
                                                          outstanding at 6/30/01